FOR IMMEDIATE RELEASE:

January 24, 2007

USEC Names J. Tracy Mey as Chief Accounting Officer

BETHESDA, Md. – The Board of Directors of USEC Inc. (NYSE: USU) has named J. Tracy Mey as the Company’s controller and chief accounting officer. Mey will continue to report to John C. Barpoulis, senior vice president, chief financial officer and treasurer.

Mey’s promotion to this new position recognizes his contribution to strengthening USEC’s accounting policies and meeting the requirements of Sarbanes-Oxley regulations. Mey, 46, joined USEC as controller in June 2005 and is responsible for all aspects of the Company’s accounting functions and financial reporting.

“I am pleased to announce Tracy’s well-deserved promotion. He has demonstrated strong leadership in his management of the accounting group and his oversight of our financial reporting,” Barpoulis said. “We value the expertise he has brought to USEC and look forward to his continued contributions in this important role as chief accounting officer.”

Mey has 25 years of business experience in finance, accounting and project management. Prior to joining USEC, he was controller and chief accounting officer for Power Services Company, a national energy company and former subsidiary of PG&E Corporation. He was responsible for corporate accounting functions, accounting operations, taxation and financial reporting including SEC compliance, budgeting, forecasting and management reporting. Prior to that, he served in positions of increasing responsibility at an international telecommunications company and a public accounting firm.

Mey has a bachelor of science degree in accounting from the University of Maryland and received his master’s degree in business administration from The George Washington University. He is a Certified Public Accountant (CPA) and a Certified Managerial Accountant (CMA).

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contact:

Media: Elizabeth Stuckle (301) 564-3399

Investors: Steven Wingfield (301) 564-3354